UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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First Community Corporation

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5455 Sunset Boulevard
Lexington, South Carolina 29072

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 7, 2014

Dear Fellow Shareholder:

We cordially invite you to attend the 2014 Annual Meeting of Shareholders of First Community Corporation, the holding company for First Community Bank. At the meeting, we will report on our performance in 2013 and answer your questions. We look forward to discussing both our accomplishments and our plans with you. We hope that you can attend the meeting and look forward to seeing you there.

This letter serves as your official notice that we will hold the meeting on May 21, 2014 at 11:00 a.m. local time, at the Augusta Country Club, 655 Milledge Road, Augusta, GA 30904, for the following purposes:

1.	To elect as directors the eight nominees named in the accompanying proxy statement;
2.	To approve the compensation of our named executive officers as disclosed in the accompanying proxy statement (this is a non-binding, advisory vote) (“Say-on-Pay”);
3.	To ratify the appointment of our independent registered public accountants; and
4.	To transact any other business that may properly come before the meeting or any adjournment of the meeting.

Shareholders owning shares of our common stock at the close of business on March 25, 2014 are entitled to attend and vote at the meeting. A complete list of these shareholders will be available at the company’s offices prior to the meeting. At the meeting, we will report on our performance in 2013.

Please use this opportunity to take part in the affairs of your company by voting on the business to come before this meeting. Even if you plan to attend the meeting, we encourage you to vote as soon as possible by telephone, through the Internet, or by signing, dating and mailing your proxy card in the envelope enclosed. Telephone and Internet voting permits you to vote at your convenience, 24 hours a day, seven days a week. Detailed voting instructions are included on your proxy card. However, if your shares are held in “street name,” you will need to obtain a proxy form from the institution that holds your shares in order to vote at our annual meeting.

By order of the Board of Directors,

Mitchell M. Willoughby Chairman of the Board	Michael C. Crapps President and Chief Executive Officer

5455 Sunset Boulevard, Lexington, South Carolina 29072
Telephone: (803) 951-2265 / Fax: (803) 358-6900

FIRST COMMUNITY CORPORATION
5455 Sunset Boulevard
Lexington, South Carolina 29072

Proxy Statement for Annual Meeting of
Shareholders to be Held on May 21, 2014

Our board of directors is soliciting proxies for the 2014 Annual Meeting of Shareholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. We encourage you to read it carefully. We are distributing this proxy statement on or about April 7, 2014.

Voting Information

The board set March 25, 2014 as the record date for the meeting. Shareholders owning shares of our common stock at the close of business on that date are entitled to attend and vote at the meeting, with each share entitled to one vote. There were 6,652,189 shares of common stock outstanding on the record date. A majority of the outstanding shares of common stock entitled to vote at the meeting will constitute a quorum. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists.

Many of our shareholders hold their shares through a stockbroker, bank, or other nominee rather than directly in their own name. If you hold our shares in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and your broker or nominee, who is considered the shareholder of record with respect to those shares, is forwarding these materials to you. As the beneficial owner, you have the right to direct your broker, bank, or other nominee how to vote and are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. Your broker, bank, or other nominee has enclosed or provided a voting instruction card for you to use to direct your broker, bank, or other nominee how to vote these shares.

 If a share is represented for any purpose at the annual meeting by the presence of the registered owner or a person holding a valid proxy for the registered owner, it is deemed to be present for the purpose of establishing a quorum. Therefore, valid proxies which are marked “Abstain” or “Withhold” or as to which no vote is marked, including broker non-votes (described below), will be included in determining the number of votes present or represented at the annual meeting.

When you sign the proxy card, you appoint David K. Proctor and Joseph G. Sawyer as your representatives at the meeting. Messrs. Proctor and Sawyer will vote your proxy as you have instructed them on the proxy card. If you submit a proxy but do not specify how you would like it to be voted, Messrs. Proctor and Sawyer will vote your proxy for the election to the board of directors of all nominees listed below under “Election of Directors,” for the approval of the compensation of our named executive officers as disclosed in this proxy statement (this is a non-binding, advisory vote) and for the ratification of the appointment of our independent registered public accountants for the year ending December 31, 2014. We are not aware of any other matters to be considered at the meeting. However, if any other matters come before the meeting, Messrs. Proctor and Sawyer will vote your proxy on such matters in accordance with their judgment.

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Assuming that a quorum is present:

•	With respect to Proposal No. 1, the directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. This means that the individuals who receive the highest number of votes are selected as directors up to the maximum number of directors to be elected at the meeting. We will not count abstentions, broker non-votes or the failure to return a signed proxy as either for or against a director, so abstentions, broker non-votes and the failure to return a signed proxy have no impact on the election of a director.

•	With respect to Proposal No. 2, the proposal will be approved if the number of shares of common stock voted in favor of the matter exceed the number of shares of common stock voted against the matter. This vote is advisory and will not be binding upon our board of directors. However, the human resources/compensation committee and the board of directors will take into account the outcome of the vote when considering future executive compensation arrangements. If a shareholder submits a proxy but does not specify how he or she would like it to be voted, then the proxy will be voted “FOR” the approval of the compensation of the company’s named executive officers. We will not count abstentions, broker non-votes or the failure to return a signed proxy as either for or against this proposal, so abstentions, broker non-votes and the failure to return a signed proxy will not affect the approval of the non-binding resolution to approve the compensation of the company’s named executive officers.

•	With respect to Proposal No. 3, the proposal will be approved if the number of shares of common stock voted in favor of the matter exceed the number of shares of common stock voted against the matter. If a shareholder submits a proxy but does not specify how he or she would like it to be voted, then the proxy will be voted “FOR” the ratification of the appointment of our independent registered public accountants for the year ended December 31, 2014. We will not count abstentions, broker non-votes or the failure to return a signed proxy as either for or against this proposal, so abstentions, broker non-votes and the failure to return a signed proxy have no impact on the ratification of the appointment of our independent registered public accountants.

You may revoke your proxy and change your vote at any time before the polls close at the meeting. If you are the record holder of the shares, you may do this by (a) signing and delivering another proxy with a later date, (b) by voting in person at the meeting, or (c) by voting again over the Internet or by telephone prior to 3:00 a.m., Eastern Daylight Time, on May 21, 2014.

Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Proposals that brokers do not vote on are referred to as “broker non-votes.” A broker non-vote does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority. In addition, if a shareholder abstains from voting on a particular proposal, the abstention does not count as a vote in favor of or against the proposal.

If you hold your shares in street name through a broker, bank, or other nominee, it is critical that you cast your vote if you want it to count in the election of our director nominees or the approval of the Say-on-Pay proposal. Regulations prohibit your broker, bank, or other nominee from voting uninstructed shares on a discretionary basis on proposals one or two at the annual meeting. Thus, if you hold your shares in street name and you do not instruct your broker how to vote at the meeting, no votes will be cast on your behalf for proposals one or two. Further, if you abstain from voting on a particular proposal, the abstention does not count as a vote in favor of or against the proposal.

Solicitations of proxies may be made in person or by mail, telephone, or other means. We are paying for the costs of preparing and mailing the proxy materials and of reimbursing brokers and others for their expenses of forwarding copies of the proxy materials to our shareholders. Upon written or oral request, we will promptly deliver a separate copy of our annual report on Form 10-K or this proxy statement to our shareholders at a shared address to which a single copy of the document was delivered. Alternatively, if you are sharing an address with other shareholders and are receiving multiple copies of our annual report on Form 10-K or this proxy statement, you may request a single copy be sent to your shared address, if you prefer. Please contact us at (803) 951-0500 for any such request. Our directors, officers, and employees may assist in soliciting proxies but will not receive additional compensation for doing so.

Important Notice of Internet Availability.    This proxy statement and the accompanying 2013 Annual Report on Form 10-K and 2013 Annual Report Overview are available to the public for viewing on the Internet at http://www.cfpproxy.com/5474. Directions to the meeting are available on our website at: www.firstcommunitysc.com.

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Proposal No. 1: Election of Directors

The board of directors currently has 16 members divided into three classes with staggered terms, so that the terms of only approximately one-third of the board members expire at each annual meeting. The current terms of the Class II directors will expire at the meeting. The terms of the Class III directors will expire at the 2015 annual meeting of shareholders and the terms of the Class I directors will expire at the 2016 annual meeting of shareholders.

In connection with our merger with Savannah River Financial Corporation and its wholly owned subsidiary, Savannah River Banking Company, which was consummated on February 1, 2014, we agreed to appoint three former directors of Savannah River to the board of directors of each of the company and its subsidiary, First Community Bank. As a result, in February 2014, the board appointed J. Randolph Potter, E. Leland Reynolds and Paul S. Simon as directors. All other directors have previously been elected by the shareholders. Under South Carolina law, the current terms for Mr. Potter, Mr. Reynolds and Mr. Simon expire at the Annual Meeting, and the board of directors recommends that you re-elect them to the board of directors.

Our current directors and their classes are:

Class I	Class II	Class III
Richard K. Bogan, M.D.	Thomas C. Brown*	Chimin J. Chao
Michael C. Crapps	O.A. Ethridge, D.M.D.*	Loretta R. Whitehead
Anita B. Easter	W. James Kitchens, Jr.*	J. Thomas Johnson
George H. Fann, Jr., D.M.D.	Paul S. Simon*	E. Leland Reynolds*
J. Randolph Potter*	Roderick M. Todd, Jr.*	Alexander Snipe, Jr.
Mitchell M. Willoughby*

* Standing for election by the shareholders at the meeting.

The current directors whose terms expire at the meeting, Mr. Brown, Dr. Ethridge, Mr. Kitchens, Mr. Todd and Mr. Willoughby, have been nominated by the board of directors to be elected at the meeting to serve a three-year term expiring at the 2017 annual meeting of shareholders. So that the board is divided as equally as possible into three classes, if elected by the shareholders, the new directors have been nominated to different classes so that Mr. Reynold’s term will expire at the 2015 annual meeting of shareholders, Mr. Potter’s term will expire at the 2016 annual meeting of shareholders and Mr. Simon’s term will expire at the 2017 annual meeting of shareholders.

The board of directors recommends that you elect Mr. Brown, Dr. Ethridge, Mr. Kitchens, Mr. Simon, Mr. Todd and Mr. Willoughby as Class II directors, Mr. Reynolds as a Class III director and Mr. Potter as a Class I director. If a quorum is present, the directors will be elected by a plurality of the votes cast at the meeting. This means that the eight nominees receiving the highest number of votes will be elected directors. Abstentions, broker non-votes, and the failure to return a signed proxy will have no effect on the outcome of the vote on this matter. If you submit a proxy but do not specify how you would like it to be voted, Messrs. Proctor and Sawyer will vote your proxy to elect Mr. Brown, Dr. Ethridge, Mr. Kitchens, Mr. Potter, Mr. Simon, Mr. Reynolds, Mr. Todd and Mr. Willoughby. If any of these nominees is unable or fails to accept nomination or election (which we do not anticipate), Messrs. Proctor and Sawyer will vote instead for a replacement to be recommended by the board of directors, unless you specifically instruct otherwise in the proxy.

Information Regarding Nominees for Directors

All of our board members bring to the board of directors leadership experience, derived from their business, professional, and board experiences. Ten of the 16 directors have served as directors of the company since its inception in 1994. Five others were directors on the board of three companies that we acquired, one in 2004, one in 2006 and the previously discussed acquisition of Savannah River Financial Corporation in February 2014. Another has served as a director on our board since 2005. Certain individual qualifications and skills of our directors that contribute to the board of directors’ effectiveness as a whole are described in the information provided below.

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Set forth below is certain information about the Class II nominees, each of whom is also a director of the bank:

Thomas C. Brown, 55, Class II director, has served as a director of the company since its formation in 1994. Mr. Brown is currently the Rector at St. Pauls Church Greenville, South Carolina. From 2008 to 2011 he served as the Assistant Rector at All Saints Church, Pawleys Island, South Carolina. Previously, Mr. Brown was the president and owner of T.C.B. Enterprises of South Carolina, Inc., a restaurant business based in Myrtle Beach. Mr. Brown graduated from Clemson University in 1981 with a B.S. degree in Civil Engineering.

Mr. Brown has operated and owned a small business since 1989. He has extensive knowledge of the small business environment and the related challenges. He brings to the board a unique insight and useful perspective related to the small business environment, which is a primary target market segment for our company.

O.A. Ethridge, D.M.D., 70, Class II director, has served as a director of the company since its formation in 1994. Dr. Ethridge currently resides in Lexington, South Carolina and practiced children’s dentistry in West Columbia, South Carolina for more than 20 years. After graduating with a B.A. degree in Science from Erskine College in Due West, South Carolina in 1965, Dr. Ethridge received a D.M.D. in 1971 from the University Of Louisville School Of Dentistry in Louisville, Kentucky. He became a pedodontist in 1974 after receiving a pedodontist specialty from Children’s Medical Center in Dayton, Ohio.

Dr. Ethridge’s experience as a medical professional, operating his business in the Midlands of South Carolina, brings to the board insights relative to challenges and opportunities facing small businesses and medical professionals within our market areas. As a lifelong resident of the Midlands of South Carolina he has extensive knowledge of the business environment and the markets we serve.

W. James Kitchens, Jr., 52, Class II director, has served as a director of the company since its formation in 1994. Mr. Kitchens is president of The Kitchens Firm, LLC, in Columbia, South Carolina. He holds the Chartered Financial Analyst designation, and practiced as a Certified Public Accountant from 1988 to 2013.  Mr. Kitchens earned a B.S. degree in Mathematics from The University of the South and an M.B.A. degree from Duke University.

Mr. Kitchens brings to the board knowledge and understanding of tax and financial accounting issues. He has lived most of his life in the Midlands of South Carolina, and has a strong knowledge of the business environment in the markets we serve.

Paul S. Simon, 82, Class II director, is the President of Augusta Riverfront LLC, a real estate investment company headquartered in Augusta, Georgia. Mr. Simon is a graduate of Augusta State University and the University of Georgia where he received a bachelor’s degree in business. He is a Certified Public Accountant. Mr. Simon retired as the President of Morris Communications Corporation in 1996. He previously worked with George C. Baird & Company, a certified public accounting firm, as Vice President of The John P. King Manufacturing Company as Treasurer and Southeastern Newspapers Corporation as President. Mr. Simon is a member of the Board of Trustees of the Morris Museum of Art. He is Chairman Emeritus of FORE Augusta Foundation, past Chairman of the National Science Center, and past member of the Board of Directors of the Georgia Golf Hall of Fame. He has served as chairman of numerous major fund-raising campaigns in Augusta. Mr. Simon has served on state and national boards and committees of publishing and CPA associations. He was awarded the Distinguished Service Award and inducted into the Beta Gamma Sigma Business Honor Society at Augusta State University where he was a faculty member for nine years. Mr. Simon received the Paul Harris Fellow award from the Rotary club and is a member of the Kiwanis Club of Augusta. He is a member of The Church of the Good Shepherd.

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Mr. Simon’s experience and background as an executive of various businesses allows him to bring significant management and leadership skills to our board. He has strong community ties to the Augusta, Georgia and surrounding markets.

Roderick M. Todd, Jr., 50, Class II director, has served as a director of the company since our merger with DeKalb Bankshares, Inc. in June 2006. He served as a director of DeKalb Bankshares, Inc. and the Bank of Camden from its inception in 2001 until June 2006. In July 2000, Mr. Todd founded the law firm Roderick M. Todd, Jr. Attorney and Counselor at Law. Formerly he was a partner in Cooper and Todd, LLP, Attorneys, from 1994 to 2000. Mr. Todd is a graduate of the University of South Carolina and the University of South Carolina School of Law.

Mr. Todd has extensive experience in running and operating his own legal practice in Camden, South Carolina. As a prior director of a start-up community bank, he brings additional insights to our board relative to community bank operations. He has strong ties to the Camden market, which is a market we expanded into in 2006 through acquisition.

Mitchell M. Willoughby, 66, Class II director, has served as a director of the company since its formation in 1994. On March 17, 2009, Mr. Willoughby was elected to serve as chairman of the board beginning on May 19, 2009. Mr. Willoughby has lived in Columbia, South Carolina since 1970, has practiced law in the community since 1975, and is a founding member of the law firm Willoughby & Hoefer, P.A. Mr. Willoughby has previously served as general counsel of the Greater Columbia Chamber of Commerce as well as a member of its Board of Directors. Mr. Willoughby served three years with the United States Army and over 33 years with the South Carolina Army National Guard, retiring in 2005 in the rank of Brigadier General. He received a B.S. degree in 1969 from Clemson University and a J.D. degree from the University of South Carolina in 1975.

Mr. Willoughby’s experience as a founding partner in the legal firm of Willoughby & Hoefer, P.A. and over 36 years’ experience in the United States Army and the S.C. Army National Guard allows him to bring significant organizational and administrative skills to the board of directors. His legal experience and insights provides the board with important perspective on corporate governance related matters and corporate strategy.

J. Randolph Potter, 67, Class I director, is the former CEO of Savannah River Financial Corporation and its subsidiary, Savannah River Banking Company, which he co-founded in 2007.

Mr. Potter has over 42 years of business experience in the areas of Aiken and Greenville, South Carolina, and Augusta, Georgia, serving in various capacities in the fields of banking, finance and accounting and as a small businessman. He earned a Bachelor of Science degree in Accounting from the University of South Carolina and is a graduate of the Stonier Graduate School of Banking at Rutgers University. Mr. Potter began his career in 1969 as a CPA with the accounting firm KPMG in Greenville, South Carolina. In 1975 he joined Southern Bank and Trust Company, also in Greenville, South Carolina, where he later became executive vice president and a member of the office of the chairman where he had overall management responsibility for Southern Bank and Trust Company’s state-wide banking activities (including managing 90 banking offices in 45 cities). He also served on the board of directors of World Acceptance Corporation, the consumer finance subsidiary of Southern Bancorporation, Inc. In June 1986 Mr. Potter left Southern Bank, which had been acquired by First Union Corporation, and joined IH Services, Inc. a firm specializing in industrial maintenance, as vice president of finance and marketing. He resigned that position in March, 1989 to pursue the organization of Summit National Bank in Greenville, South Carolina. He was President and CEO of that bank until it was sold in 2005.

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Mr. Potter’s prior experience and background in banking, both as a director and chief executive officer, allows him to bring significant expertise and knowledge of banking to our board. He has a strong understanding of the regulatory and market challenges facing the community banking industry.

E. Leland Reynolds, 59, Class III director, is the Co-Owner and Vice President, since 1986, of H. G. Reynolds Co, Inc., a regional general contractor specializing in governmental and educational construction. Mr. Reynolds is a graduate of Clemson University where he received his degree in Building Science. His civic and professional associations include Leadership Aiken, Aiken’s Design Review Board, Clemson University, Aiken Edgefield Economic Development Partnership, and USC Aiken. Mr. Reynolds is a member of the St. Johns United Methodist Church in Aiken.

Mr. Reynold’s experience and background as a co-owner and executive of a regional business allows him to bring significant management and leadership skills to our board. He has strong community ties to the Aiken, South Carolina and surrounding markets.

Information Regarding Continuing Directors

Set forth below is also information about each of the company’s other directors. Each of the following directors is also a director of our bank.

Richard K. Bogan, 68, Class I director, has served as a director of the company since its formation in 1994. Dr. Bogan has practiced medicine in Columbia, South Carolina, since he started Pulmonary Associates of Carolina in 1978. He graduated with a B.S. degree from Wofford College in Spartanburg in 1966 and earned an M.D. degree from the Medical College of South Carolina in Charleston in 1970. Dr. Bogan has been president of Bogan Consulting, Inc., a medical consulting company, since December 1992 and holds memberships in numerous medical organizations. He currently serves on the board of directors of the National Sleep Foundation and is the chief medical officer and former chairman of SleepMed, Inc. Dr. Bogan has served in this position since 1999.

Dr. Bogan’s experience and background as chairman, founder, and executive of several medical related companies allows him to bring significant management and leadership skills to our board. He has strong community ties to the Midlands of South Carolina.

Michael C. Crapps, 55, Class I director, has served as our president and chief executive officer and as a director of the company since its formation in 1994. Mr. Crapps is a lifelong Lexington County resident and a 1976 graduate of Lexington High School. He began his banking career with South Carolina National Bank in 1980 and, from 1985 to 1994; he was with Republic National Bank in Columbia, South Carolina. becoming president, chief executive officer, and a director of that bank. During his career, Mr. Crapps has been responsible for virtually all aspects of banking, including branches, commercial banking, operations, credit administration, accounting, human resources, and compliance. Mr. Crapps serves the banking industry as a member of the Federal Reserve Bank of Richmond’s Community Depository Institutions Advisory Council. He is also involved with the South Carolina Bankers Association (SCBA), having served as its Chairman and on its Board of Directors. The SCBA selected Mr. Crapps as the 1997 Young Banker of the Year. He currently serves his local community as follows:

•	Navigating from Good to Great (Ng2G) Foundation Board of Directors – Chairman

•	Lexington County Capital Projects Commission – Chairman

•	Greater Columbia Chamber of Commerce – Executive Committee

•	Central Carolina Community Foundation Board of Directors

•	Midlands Business Leadership Group

Additionally, he is past chairman of the Greater Lexington Chamber of Commerce, the Saluda Shoals Park Foundation and the South Atlantic Division of the American Cancer Society (ACS).

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Mr. Crapps’ experience in banking and vision for our company give him the leadership and consensus building skills that provide significant insight and expertise to the board. As a lifelong resident of Lexington, South Carolina, he has significant ties to the Midlands of South Carolina. He has been very active in local community and civic organizations.

Anita B. Easter, 69, Class I director, has served as a director of the company since its formation in 1994. Ms. Easter is retired. She is a former owner and director or Anchor Continental, Inc., a manufacturer of pressure-sensitive tapes. As a Registered Nurse, she returned to school and received a B.S. in Nursing from the University of South Carolina and was inducted into Sigma Theta Tau, the international honor society for nurses. She is past chair of the Greater Columbia Community Relations Council and is a member of the Columbia Luncheon Club, The League of Women Voters, and The USC College of Nursing Partnership Board.

Mrs. Easter’s experience, as a former owner and director of a large manufacturing company, provides the board with significant business insight and analytical skills. She has been active in civic and community organizations within the Midlands of South Carolina and is knowledgeable about the markets we serve.

George H. Fann, Jr., D.M.D., 69, Class I director, has served as a director of the company since its formation in 1994. Dr. Fann has practiced dentistry in West Columbia, South Carolina for 43 years. He earned a B.S. degree from Clemson University in 1966 and a D.M.D. from the University Of Louisville School Of Dentistry in 1969. Dr. Fann is past chairman of the board of directors of Lexington Medical Center in West Columbia, South Carolina. Dr. Fann is a recipient of the Order of the Palmetto awarded by the Governor of South Carolina.

Dr. Fann’s experience as a medical professional, operating his business in the Midlands for 40 years, brings to the board insights relative to challenges and opportunities facing small businesses and healthcare professionals within our market areas. He has served as a board member and chairman of the board of a large medical center. As a lifelong resident of the Midlands of South Carolina, he has significant knowledge of the business environment and the markets we serve.

Chimin J. Chao, 58, Class III director, has served as a director of the company since its formation in 1994. Mr. Chao lives in Lexington, South Carolina and, since 1987, has been president of the engineering firm Chao and Associates, Inc. in Irmo, South Carolina. Mr. Chao is a member of the American Society of Engineers and the National Society of Professional Engineers. He received a M.S. degree in Structural Engineering at the University of South Carolina and holds a Professional Engineer license and General Contractors license in South Carolina. He serves as an adjunct professor at the University of South Carolina Engineering School.

Mr. Chao is president of his engineering firm and has a strong knowledge of the issues facing small business professionals, which are a target market segment for our company. He has extensive knowledge of the business environment and the markets we serve.

Loretta R. Whitehead, 71, Class III director, has served as a director of the company since its formation in 1994. Ms. Whitehead has been a Realtor since 1981 and is currently broker in charge of EXIT Real Estate Consultants in Lexington, South Carolina. She taught full-time from 1964 through 1968, after receiving a B.A. degree in English and Elementary Education from Columbia College in 1963. She also took additional graduate work at the University of South Carolina and University of Tennessee from 1963 through 1968. She is a member of the National Association of Realtors, the South Carolina Association of Realtors and the Central Carolina Association of Realtors. She currently serves as chair of the Lexington Medical Center Foundation Scholarship committee, and a member their Grants committee and is past chair of the Lexington Medical Center Foundation.

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Mrs. Whitehead has significant insights into and experience in the real estate market in the Midlands of South Carolina. She has been active in civic and community organizations within the Midlands of South Carolina and is knowledgeable about the markets we serve.

J. Thomas Johnson, 67, Class III director, has served as vice chairman of the board since our merger with DutchFork BancShares in October 2004. From October 2004 until October 2007, he served as executive vice president of the company and the bank. From 1984 until October 2004, Mr. Johnson served as chairman and chief executive officer of DutchFork BancShares and Newberry Federal Savings Bank. From 2009 to present, Mr. Johnson has served as President and Chief Executive Officer of Citizens Building and Loan Association in Greer, South Carolina. Mr. Johnson has been in banking since 1968. He has served as chairman of the Community Financial Institutions of South Carolina and formerly served on the board of directors of the South Carolina Bankers Association. He is a member of the board of directors of the Federal Home Loan Bank of Atlanta representing South Carolina member banks. He is also chairman of Business Carolina, a statewide economic development lender. He received a B.S. in Marketing in 1968 from the University of South Carolina. He formerly served on the boards of the Newberry Opera House Foundation, the Central Carolina Alliance, the Central Carolina Community Foundation, and S.C. Independent Colleges and Universities.

Mr. Johnson has extensive experience as a director, chairman, and CEO of a community bank for 20 years, prior to its acquisition by our company. He also serves as a director on the Federal Home Loan Bank of Atlanta. His experience brings substantial insight to our board as it relates to challenges and issues facing the community banking industry.

Alexander Snipe, Jr., 63, has served as a Class III director of our company since May 2005. Mr. Snipe has been the president and chief executive officer of Glory Communications, Inc. since September 1992. Glory Communications, Inc. operates inspirational radio stations throughout South Carolina and is headquartered in Columbia. Its first station, WFMV, began broadcasting in November 1993 in Columbia, South Carolina. Prior to forming Glory Communications, Inc., Mr. Snipe was the general sales manager at a radio station for 10 years. He has over 30 years of broadcasting experience. Mr. Snipe serves on the South Carolina Broadcasters Association board as Vice President of Radio, and was a past President of the Association. Mr. Snipe is a former board member of the Columbia Urban League, the William L. Bonner Bible College, The Gospel Heritage Foundation, and the National Association of Broadcasters Radio Board.

Mr. Snipe has significant experience operating a small business since 1992. He is an active community leader and serves several other associations and foundations. He has strong ties to the Midlands of South Carolina and has extensive knowledge of the business environment and the markets we serve.

Information Regarding Remaining Executive Officers

Set forth below is information about our executive officers, other than Mr. Crapps who is also a director and is discussed above.

David K. Proctor, 57, On February 19, 2013, Mr. Proctor was named executive vice president and chief risk officer of the company. Prior to this he was senior vice president and senior credit officer of the company since First Community Bank opened for business in 1995. From May 1994 to June 1995, he was the vice president of credit for Republic Leasing Company. From 1987 to 1994, he held various positions with Republic National Bank in Columbia and most recently was executive vice president and senior credit officer. He is a 1979 graduate of Clemson University with a B.S. in business administration.

Joseph G. Sawyer, 63, On February 19, 2013, Mr. Sawyer was named executive vice president and chief financial officer of the company. Prior to this he was senior vice president and chief financial officer of the company since First Community Bank opened for business in 1995. Prior to joining the company, he was senior vice president and general auditor for the National Bank of South Carolina. He is a certified public accountant and a 1973 graduate of The Citadel with a B.A. in political science.

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Proposal No. 2: Non-Binding, Advisory Vote on Compensation of the Named Executive Officers

The rules adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enable our shareholders to vote to approve, on a non-binding basis, the compensation of the company’s named executive officers. Accordingly, we are asking you to approve the compensation of the company’s named executive officers as described under “Compensation of Directors and Executive Officers” and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement.

The company seeks to align the interests of our named executive officers with the interests of our shareholders. Therefore, our compensation programs are designed to reward our named executive officers for the achievement of strategic and operational goals and the achievement of increased shareholder value, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. We believe that our compensation policies and procedures are competitive and focused on performance and are aligned with the long-term interest of our shareholders.

The proposal described below, commonly known as a “Say-on-Pay” proposal, gives you as a shareholder the opportunity to express your views regarding the compensation of the named executive officers by voting to approve or not approve such compensation as described in this proxy statement. This vote is advisory and will not be binding upon the company, the board of directors or the human resources/compensation committee. However, the company, the board and the human resources/compensation committee will take into account the outcome of the vote when considering future executive compensation arrangements. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission (the “SEC”).

The board of directors believes our compensation policies and procedures achieve this objective and, therefore, recommend shareholders vote “FOR” the proposal through the following resolution:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed in the company’s Proxy Statement for the 2014 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and any related material disclosed in the Proxy Statement, is hereby APPROVED.”

If a quorum is present, the proposal will be approved if the number of shares of common stock voted in favor of the matter exceed the number of shares of common stock voted against the matter. Abstentions, broker non-votes, and the failure to return a signed proxy will have no effect on the outcome of the vote on this matter.

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Proposal No. 3: Ratification of Appointment of Independent Registered Public Accounting Firm

On March 18, 2014, the audit/compliance committee of the board of directors appointed Elliott Davis, LLC as our independent registered public accounting firm for the year ending December 31, 2014. Although we are not required to seek shareholder ratification in the selection of our accountants, we believe obtaining shareholder ratification is desirable. If the shareholders do not ratify the appointment of Elliott Davis, the audit/compliance committee will re-evaluate the engagement of our independent auditors. Even if the shareholders do ratify the appointment, our audit/compliance committee has the discretion to appoint a different independent registered public accounting firm at any time during the year if the audit/compliance committee believes that such a change would be in the best interest of our shareholders and the company. We expect that a representative of Elliott Davis will attend the meeting and will be available to respond to appropriate questions from shareholders.

If a quorum is present, the proposal will be approved if the number of shares of common stock voted in favor of the matter exceed the number of shares of common stock voted against the matter. Abstentions, broker non-votes, and the failure to return a signed proxy will have no effect on the outcome of the vote on this matter.

The board unanimously recommends that shareholders vote “FOR” the ratification of the appointment of Elliott Davis, LLC as our independent registered public accounting firm for the year ending December 31, 2014.

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CORPORATE GOVERNANCE

The board of directors met 13 times during 2013. Each director in 2013 attended at least 75% of the combined total of meetings of the board and meetings of each committee on which such director served.

Neither the board nor the nomination and corporate governance committee has implemented a formal policy regarding director attendance at an annual meeting of shareholders, although board members are encouraged to attend the annual shareholders meeting. Nine directors attended the 2013 Annual Meeting of Shareholders.

The board has determined that a majority of its members are independent as defined by the listing standards of The NASDAQ Stock Market. Specifically, our board of directors has determined that the following directors are independent: Richard K. Bogan, M.D., Thomas C. Brown, Chimin J. Chao, Anita B. Easter, O. A. Ethridge, D.M.D., George H. Fann, Jr., D.M.D., W James Kitchens, Jr., E. Leland Reynolds, Paul S. Simon, Alexander Snipe, Jr., Roderick M. Todd, Jr., Loretta R. Whitehead and Mitchell M. Willoughby.

The board of directors has established a Code of Business Conduct and Ethics that applies to all directors, officers and employees, which may be found on our website at www.firstcommunitysc.com. The information on our website is not part of this proxy statement. The company intends to post on its website all disclosures that are required by law or The NASDAQ Stock Market listing standards concerning any amendments to, or waivers from, the Code of Business Conduct and Ethics. Shareholders may request a copy of the Code of Business Conduct and Ethics by written request directed to First Community Corporation, Attention: Corporate Secretary, 5455 Sunset Blvd, Lexington, South Carolina 29072.

Shareholders may communicate directly to the board of directors in writing by sending a letter to the board at: First Community Corporation, Attention: Corporate Secretary, 5455 Sunset Blvd., Lexington, South Carolina 29072. All letters directed to the board of directors will be received and processed by the corporate secretary and will be forwarded to the chairman of the nomination and corporate governance committee without any editing or screening.

Board Leadership Structure and Role in Risk Oversight

We are focused on the company’s corporate governance practices and value independent board oversight as an essential component of strong corporate performance to enhance shareholder value. Our commitment to independent oversight is demonstrated by the fact that a majority of our directors are independent. In addition, all of the members of our board of directors’ audit/compliance, human resources/compensation, and nominating and corporate governance committees are independent.

Our board of directors believes that it is preferable for one of our independent directors to serve as chairman of the board. The individual our board of directors appointed as chairman, Mitchell M. Willoughby, has been one of our directors since 1994 and is a long-time resident of our primary market area. We believe it is the Chief Executive Officer’s responsibility to manage the company and the chairman’s responsibility to guide the board as it provides leadership to our executive management. As directors continue to be faced with more oversight responsibility than ever before, we believe it is beneficial to have separate individuals in the role of chairman and Chief Executive Officer. Traditionally, the company has maintained the separateness of the roles of the chairman and the Chief Executive Officer. In making its decision to have an independent chairman, the board of directors considered the time and attention that Mr. Crapps is required to devote to managing the day-to-day operations of the company. By having another director serve as chairman of the board of directors, Mr. Crapps will be able to focus his entire energy on running the company. This will also ensure there is no duplication of effort between the Chief Executive Officer and the chairman. We believe this board leadership structure is appropriate in maximizing the effectiveness of board oversight and in providing perspective to our business that is independent from executive management.

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Our audit/compliance committee is primarily responsible for overseeing the company’s risk management processes on behalf of the full board of directors. The audit/compliance committee focuses on financial reporting risk and oversight of the internal audit process. It receives reports from management at least quarterly regarding the company’s assessment of risks and the adequacy and effectiveness of internal control systems, as well as reviewing credit and market risk (including liquidity and interest rate risk) and operational risk (including compliance and legal risk). Strategic and reputation risk are also regularly considered by this committee. The audit/compliance committee also receives reports from management addressing the most serious risks impacting the day-to-day operations of the company. Our director of internal audit reports to the audit committee and meets with the audit/compliance committee in executive sessions as needed to discuss any potential risk or control issues involving management. The audit/compliance committee reports regularly to the full board of directors, which also considers the company’s entire risk profile. The full board of directors focuses on certain significant risks facing the company and on certain aspects of the company’s general risk management strategy. Management is responsible for the day-to-day risk management processes. We believe this division of responsibility is the most effective approach for addressing the risks facing our company and that our board leadership structure supports this approach.

We recognize that different board leadership structures may be appropriate for companies in different situations. We will continue to reexamine our corporate governance policies and leadership structures on an ongoing basis to ensure that they continue to meet the company’s needs.

Committees of the Board

Our board of directors has three standing committees: the audit/compliance committee, the human resources/compensation committee, and the nomination and corporate governance committee. Each committee serves in a dual capacity as a committee of the company and of the bank.

Audit/Compliance Committee

The following directors are members of the audit/compliance committee: W. James Kitchens, Jr. (Chairman), Anita B. Easter, O. A. Ethridge, D.M.D., Loretta R. Whitehead and Mitchell M. Willoughby.  The board of directors has determined that all of these committee members are independent, as contemplated in the listing standards of The NASDAQ Stock Market. Our board has determined that Mr. Kitchens, who was appointed to the audit/compliance committee on March 16, 2004, qualifies as an audit committee financial expert under SEC rules. The audit/compliance committee met four times in 2013.

The audit/compliance committee has the responsibility of reviewing the company’s financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities, and determining that all audits and examinations required by law are performed. The committee recommends to the board the appointment of the independent auditors for the next fiscal year, reviews and approves the auditor’s audit plans, and reviews with the independent auditors the results of the audit and management’s responses. The board of directors has adopted an audit/compliance committee charter, which may be found by clicking on the link for “Investor Information” on our website at www.firstcommunitysc.com. The charter outlines the committee’s responsibilities for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts and may be amended by the board at any time. The audit/compliance committee reports its findings to the board of directors.

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Human Resources/Compensation Committee

The following directors are members of the human resources/compensation committee: Thomas C. Brown (Chairman), Richard K. Bogan, Chimin J. Chao, E. Leland Reynolds, Roderick M. Todd, Jr. and Loretta R. Whitehead.

The human resources/compensation committee is comprised entirely of independent directors as prescribed by the NASDAQ Stock Market listing standards. The board of directors has adopted a human resources/compensation committee charter, which may be found by clicking on the link for “Investor Information” on our website at www.firstcommunitysc.com. The human resources/compensation committee met five times during 2013. This committee is responsible for determining director and executive officer compensation. The human resources/compensation committee annually evaluates and recommends to the board the compensation package for the President/Chief Executive Officer.

The human resources/compensation committee also annually reviews the compensation packages for members of the bank’s executive committee. The President/Chief Executive Officer has the responsibility to annually evaluate the performance of each of the members of the bank’s executive committee and determine their compensation packages. Compensation packages for non-executive employees is determined by individual supervisors in conjunction with the bank’s Director of Human Resources and these compensation decisions are made based on criteria included in the bank’s overall budget which is approved annually by the company’s board of directors.

The human resources/compensation committee is responsible for:

a)	Annually reviewing the form and amount of director compensation and recommending compensation packages to the board.

b)	Annually reviewing employee compensation strategies; benefit plans including insurance and retirement plans, and equity programs.

c)	Appointing trustees to oversee the company’s 401K plan.

d)	Annually evaluating the President/Chief Executive Officer’s performance as it compares to the company’s goals and objectives, providing feedback to him on his performance, and recommending to the board his compensation package, including base salary level, incentive compensation plan, equity plans, and any special or supplemental benefits.

e)	Reviewing and making recommendations to the board concerning employment agreements, severance agreements, change in control agreements, as well as any supplemental benefits.

f)	Overseeing all incentive plans, and, as such, considering methods of creating incentives for management to achieve sustained growth in earnings and shareholder value and to retain key management personnel, including annual cash incentive plans, long-term incentive plans, equity plans, as well as any special supplemental benefits and making recommendations to the Board concerning the design structure of such plans.

g)	Serving as the stock committee or stock sub-committee and, as such, has the authority to approve awards under the company’s stock option plan and other equity plans.

h)	Approving the annual report on executive compensation and director’s fees for inclusion in the company’s proxy statement.

i)	Approving the annual committee report for inclusion in the company’s proxy statement.

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j)	Annually, reporting to the board on succession planning for the Chief Executive Officer. The board should consider and evaluate potential successors to the Chief Executive Officer.

k)	Reporting its activities and recommendations to the board of directors at any regular or special meeting of the board.

l)	Annually reviewing its charter and presenting it to the board for approval.

Compensation Consultant

During 2013, the human resources/compensation committee engaged the services of McLagan, an Aon Hewitt company, to provide independent compensation consulting services for both directors and executive management of the company. McLagan reports directly to the human resources/compensation committee. The human resources/compensation committee has the sole authority to hire its consultants and set the engagements and the related fees of those consultants.

The following consulting services were provided to the human resources/compensation committee in 2013 by McLagan:

•	Assisted the human resources/compensation committee in reviewing the company’s compensation philosophy.
•	Revised the company’s compensation peer group of publicly-traded financial institutions.
•	Reviewed the competitiveness of the compensation elements of the company’s top executives, including base salary, annual incentive or bonus, long-term incentives (stock options and restricted stock), all other compensation, and changes in retirement benefits as compared to that of the customized peer group.
•	Reviewed the competitiveness of the company’s director compensation elements as compared to that of the customized peer group.
•	Performed an analysis on director stock ownership guidelines as compared to that of the customized peer group.
•	Recommended and made observations regarding the potential alignment of the company’s executive compensation practices with the company’s overall business strategy and culture relative to the market as defined by the peer group. This included a review of the current performance-based programs with respect to the annual cash incentives and annual equity grants and making recommendations for the 2013 and 2014 fiscal year plans.
•	Provided education to the human resources/compensation committee of the board of directors regarding industry compensation trends.

Compensation Committee’s Relationship with its Independent Compensation Consultant

The human resources/compensation committee considered the independence of McLagan in light of new SEC rules and NASDAQ listing standards. The compensation committee requested and received a report from McLagan addressing the independence of McLagan and its senior advisors. The following factors were considered: (1) other services provided to us by McLagan; (2) fees paid by us as a percentage of McLagan’s total revenue; (3) policies or procedures maintained by McLagan that are designed to prevent a conflict of interest; (4) any business or personal relationships between the senior advisors and a member of the compensation committee; (5) any company stock owned by the senior advisors; and (6) any business or personal relationships between our executive officers and the senior advisors. The human resources/compensation committee discussed these considerations and concluded that the work performed by McLagan and McLagan’s senior advisors involved in the engagements did not raise any conflict of interest.

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Nomination and Corporate Governance Committee.

The following directors are members of the nomination and corporate governance committee: George H. Fann (Chairman), Chimin J. Chao, Alexander Snipe, Jr., Paul S. Simon and Roderick M. Todd, Jr.

The nomination and corporate governance committee is comprised entirely of independent directors as prescribed by The NASDAQ Stock Market listing standards. This committee met two times during 2013.

On March 16, 2004, our board adopted a nomination and corporate governance committee charter which may be found on our website by clicking on the link for “Investor Information” at www.firstcommunitysc.com.com. The charter provides that the responsibilities of the committee include: (a) reviewing the qualifications and independence of the members of the board and its various committee assignments; (b) evaluating incumbent directors in determining consideration for reelection; (c) recommending board nominees for election as officers; (d) providing guidance on board and corporate governance issues; and (e) considering director candidates recommended by shareholders who submit nominations in accordance with our bylaws.

Shareholders who submit candidates for nomination must deliver nominations in writing to the secretary of the company no later than (i) with respect to an election to be held at an annual meeting of shareholders, 90 days in advance of such meeting; and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, seven days after notice of the special meeting is given to shareholders. Each notice must set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of stock of the company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the SEC’s proxy rules, had the nominee been nominated, or intended to be nominated, by the board of directors; and (v) the consent of each nominee to serve as a director of the company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

The nomination and governance committee has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees. In determining whether to recommend a director nominee, the nomination and governance committee members consider and discuss diversity, among other factors, with a view toward the needs of the board of directors as a whole. The nominating committee members generally conceptualize diversity expansively to include, without limitation, concepts such as race, gender, national origin, differences of viewpoint, professional experience, education, skill and other qualities or attributes that contribute to board heterogeneity, when identifying and recommending director nominees. The nomination and governance committee believes that the inclusion of diversity as one of many factors considered in selecting director nominees is consistent with the committee’s goal of creating a board of directors that best serves the needs of the company and the interests of its shareholders.

In evaluating such director recommendations, the committee uses a variety of criteria to evaluate the qualifications and skills necessary for members of our board of directors. Under these criteria, members of the board of directors should have the highest professional and personal ethics and values, consistent with our longstanding values and standards. They should have broad experience at the policy-making level in business, government, education, technology or public interest. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of our shareholders.

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The committee uses a variety of methods for identifying and evaluating nominees for director. They regularly assess the appropriate size of the board of directors, and whether any vacancies are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, the committee considers various potential candidates for director. Candidates may come to their attention through current members of the board, shareholders, or other persons. These candidates are evaluated at regular or special meetings of the board, and may be considered at any point during the year. The committee considers properly submitted shareholder recommendations for candidates. In evaluating such recommendations, the committee uses the qualifications and standards discussed above, and it seeks to achieve a balance of knowledge, experience and capability on the board of directors.

Report of the Audit/Compliance Committee

Management is responsible for the company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the company’s consolidated financial statements in accordance with accounting principles generally accepted in the United States of America and issuing a report thereon. The audit/compliance committee’s responsibility is to monitor and oversee these processes.

In this context, the committee has met and held discussions with management and Elliott Davis, LLC, the company’s independent auditors in 2013 and 2014. In discharging its oversight responsibility as to the audit process, the audit/compliance committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit/compliance committee concerning independence and has discussed with the independent auditors their independence from the company and its management. The committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The committee reviewed both with the independent and internal auditors their audit plans, audit scope and identification of audit risks.

The committee reviewed and discussed with the independent auditors all communications required by Public Company Accounting Oversight Board Auditing Standard No. 16, “Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The committee also discussed the results of the internal audit examinations.

The committee reviewed and discussed the audited consolidated financial statements of the company as of and for the year ended December 31, 2013, with management and the independent auditors.

Based on the above-mentioned review and discussions with management and the independent auditors, the committee recommended to the board that the company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the SEC. On March 18, 2013, the committee appointed Elliott Davis, LLC as the company’s independent auditors for 2014.

The report of the audit committee is included herein at the direction of its members Mr. Kitchens, Ms. Easter, Dr. Ethridge, Ms. Whitehead, and Mr. Willoughby.

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EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation of Directors and Executive Officers

Executive Compensation

The following table shows the compensation we paid for the years ended December 31, 2013 and 2012 to our chief executive officer and president, our chief financial officer, and the most highly compensated other executive officer who earned over $100,000 for the year ended 2013 (collectively, the “named executive officers”).

Summary Compensation Table

Name & Principal Position	Year	Salary ($)	Bonus ($)		Stock Award ($) (1)	Option Award ($)	Non-Equity Incentive Plan Compensation(2) ($)	Non-qualified Deferred Compensation Earnings(3) ($)	All Other Compensation (4), (5) & (6) $	Total ($)
Michael C. Crapps, President and Chief Executive Officer	2013	$320,948	$—		$235,073	$—	$140,449	$68,650	$14,289	$779,409
	2012	$312,360	$25,000	(7)	$87,356	$—	$46,655	$64,501	$13,582	$549,454
David K. Proctor, Executive Vice President and Chief Risk Officer	2013	$180,937	$—		$63,062	$—	$63,445	$38,654	$9,353	$355,451
	2012	$174,675	$—		$29,309	$—	$62,580	$36,318	$9,045	$311,927
Joseph G, Sawyer, Executive Vice President and Chief Financial Officer	2013	$212,867	$—		$74,231	$—	$74,641	$66,295	$10,614	$438,648
	2012	$205,500	$—		$34,478	$—	$73,666	$62,289	$9,484	$385,417

(1)	This represents the value of restricted shares issued under the terms of the equity incentive plan. The shares cliff vest at the end of three years. The grant date fair value of the restricted stock grants shown above equals $8.28 and $9.17 in 2012 and 2013, respectively, in accordance with FASB ASC Topic 718. See discussion of assumptions used in the valuation of the stock awards in Note 17, “Stock Options and Restricted Stock” in the “notes to the consolidated Financial Statements” included within the Annual Report on Form 10-K for the year ended December 31, 2013.

(2)	The amount represents the total cash payout under the terms of the incentive plan.

(3)	Amounts reflect the change in the present value of benefits attributable to named executive officers for the applicable compensation, as calculated under non-qualified retirement benefit plans.

(4)	For Mr. Crapps, includes $10,200 and $10,000 company matching contribution to 401(k) plan for 2013 and 2012, respectively, and $1,045 for country club dues for 2013 and 2012 and $3,044 and $2,537 for premiums paid on term life insurance policy for 2013 and 2012, respectively.

(5)	For Mr. Proctor, includes $7,238 and $6,987 company matching contribution to 401(k) plan for 2013 and 2012, respectively, as well as $1,045 for country club dues for 2013 and 2012 and $1,070 and $1,013 for premiums paid on term life insurance policy for 2013 and 2012, respectively.

(6)	For Mr. Sawyer, includes $8,515 and $8,220 company matching contribution to 401(k) plan for 2013 and 2012, respectively, as well as $769 and $249 for health club dues for 2013 and 2012, respectively, and $1,330 and $1,264 for premiums paid on term life insurance policy for 2013 and 2012, respectively.

(7)	Consists of a $25,000 discretionary cash bonus paid to Mr. Crapps on February 19, 2013, based on performance from August 30, 2012 through December 31, 2012.

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Due to strong performance during 2013 and 2012, the company paid higher levels of incentive compensation than has been paid in recent years. This included payments to executives and other employees with incentive compensation plans and some discretionary incentive payments to other key employees. In addition, the board of directors awarded a discretionary cash incentive to Mr. Crapps for post Troubled Asset Relief Program activities during the last four months of 2012.

Named Executive Officer Employment Agreements

Michael C. Crapps. On June 1, 2008, we entered into an employment agreement with Mr. Crapps to serve as the President and Chief Executive Officer of the company and bank. Unless terminated earlier according to provisions in the employment agreement, the agreement provides a three-year term of employment and at the end of each day during the term of employment the term of the agreement is automatically extended for an additional day so that the remaining term continues to be three years, except that either party can give the other party written notice of and fix the term to a finite term of three years from the date of the written notice.

The initial base salary for Mr. Crapps was $249,867, which amount is subject to annual review by the board of directors and may be increased. Under his agreement, Mr. Crapps is eligible to receive bonuses if he meets the goals set forth annually for him by the human resources/compensation committee of the board of directors. Furthermore, Mr. Crapps is eligible for the company’s long-term equity incentive program and for the grant of stock options, restricted stock and other similar awards.

Mr. Crapps is provided with a country club membership as well as a life insurance policy for the benefit of his spouse and heirs. Mr. Crapps is also entitled to participation in retirement, health, welfare and other benefit plans and programs of the company applicable to employees generally or to senior executives.

The employment agreement provides that, if the company terminates Mr. Crapps’ employment without cause, the company shall be obligated to pay Mr. Crapps compensation in an amount equal to 100% of his then current monthly base salary each month, subject to a six month delay, for 24 months from the date of termination, plus any bonus earned or accrued through the date of termination. After a change in control, the company will pay Mr. Crapps an amount equal to three times the then current annual base salary. In addition, the company will pay Mr. Crapps any bonus earned or accrued through the date of change in control. The company will remove any restrictions on outstanding incentive awards so that all such awards vest immediately. The company must continue to pay at its expense medical, dental, disability and life insurance benefits for a period of two years.

In the event that the company’s independent accountants acting as its auditors on the date of a change in control determine that the payments provided for in the employment agreement constitute “excess parachute payments” under Section 280G of the Internal Revenue Code, then the compensation payable under the employment agreement will be reduced to an amount the value of which is $1.00 less than the maximum amount that could be paid to Mr. Crapps without his compensation being treated as “excess parachute payments” under Section 280G.

The employment agreement contains provisions relating to non-solicitation of customers and personnel and non-competition during the term of employment and the two years thereafter, as well as a provision relating to the protection of confidential information.

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David K. Proctor and Joseph G. Sawyer. On June 1, 2008, the company entered into employment agreements with David K. Proctor, as executive vice president and chief risk officer, and Joseph G. Sawyer, as executive vice president and chief financial officer. Both employment agreements provide for an initial term of three years, to be extended automatically each day for an additional day so that the remaining term of the agreement will continue to be three years. The term may be fixed at three years without extension by notice of either party to the other. The term of each agreement is currently three years. The agreement with Mr. Proctor provides for a starting annual salary of $127,500 and the agreement with Mr. Sawyer provides for an annual salary of $140,000 per year, and the amounts are reviewed annually and may be increased from time to time. Mr. Proctor and Mr. Sawyer are also eligible to receive annual payments based upon achievement criteria established by the board of directors.

Both agreements provide that, if the company terminates the executive’s employment without cause, the company shall be obligated to pay the executive compensation in an amount equal to 100% of his then current monthly base salary each month, subject to a six month delay, for twelve months from the date of termination, plus any bonus earned or accrued through the date of termination. After a change in control, the company will pay the executive an amount equal to two times the then current annual base salary. In addition, the company will pay the executive any bonus earned or accrued through the date of change in control. The company will remove any restrictions on outstanding incentive awards so that all such awards vest immediately. The company must continue to pay at its expense medical, dental, disability and life insurance benefits for a period of two years.

Each employment agreement contains provisions relating to non-solicitation of customers and personnel and non-competition during the term of employment and the two years thereafter, as well as a provision relating to the protection of confidential information.

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Outstanding Equity Awards at Fiscal Year-End

The following table shows the number of shares covered by both exercisable and non-exercisable options owned by the individuals named in the Summary Compensation Table as of December 31, 2013, as well as the related exercise prices and expiration dates. Options are granted pursuant to the company’s equity incentive plan.

Outstanding Equity Awards at December 31, 2013

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Michael C. Crapps	5,000	—	36,198	$20.20	1/19/2015	—	—	36,198	$376,459
David K. Proctor	5,000	—	10,421	$20.20	1/19/2015	—	—	10,421	$108,378
Joseph G. Sawyer	5,000	—	12,264	$20.20	1/19/2015	—	—	12,264	$127,546

(1)	All outstanding options are fully vested as of January 19, 2010.
(2)	Equity Incentive Plan awards cliff vest on May 15, 2015 and February 20, 2016 (Crapps 10,563 and 25,635, Proctor 3,544 and 6,877, Sawyer 4,169 and 8,095, respectively).

Option Exercises and Stock Vested

There were no stock options exercised by any named executive officers during the year ended December 31, 2013.

Certain Retirement and Salary Continuation Benefits

The company has established the First Community Bank, Profit Sharing Plan a qualified 401(k) defined contribution plan, pursuant to which the company makes matching and discretionary contributions on behalf of the each of the executive officers. The company also maintains and pays premiums on behalf of each executive officer under a life insurance plan and provides partial payment of premiums for medical benefits if the executive officer so elects.

We have entered into salary continuation agreements with Michael Crapps, David Proctor, and Joseph Sawyer. The salary continuation agreements provide for an annual supplemental retirement benefit to be paid to each of the applicable executives, commencing at the specified normal retirement age and payable in monthly installments for a prescribed number of years. Each applicable executive will also receive this benefit if his employment is terminated following a change in control (as defined in the executive’s employment agreement).

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If the executive dies after separation of service but before his annual supplemental benefit commences, the executive’s benefit will be paid to his beneficiaries, beginning with the month following the bank’s receipt of a copy of the executive’s death certificate. If the executive dies after his benefit has commenced, the remaining benefits will be paid to the executive’s beneficiaries at the same time and in the same amounts that would have been distributed to the executive had he survived. If the executive dies during active service, 100% of his accrual balance (as defined in the salary continuation agreement) will be paid in a lump sum to his beneficiaries.

If the executive experiences a disability that results in separation of service prior to the normal retirement age, the executive will be entitled to 100% of his accrual balance determined as of the end of the plan year preceding termination.

If the executive is terminated without cause (as defined in the executive’s employment agreement), the executive is entitled to 100% of his accrual balance determined as of the end of the plan year preceding such termination. This benefit is determined by vesting the executive in 10% of the accrual balance at the end of the first plan year, and an additional 10% of such amount at the end of each succeeding year thereafter until the executive becomes 100% vested in the accrual balance.

To offset the annual expense accruals for the benefits payable to the executives under the salary continuation agreements, the bank acquired bank-owned life insurance (“BOLI”). It is anticipated that the BOLI will provide full cost recovery of the benefits paid to the executives under the salary continuation agreements upon their deaths.

The foregoing summary of the material features of the salary continuation agreements for Messrs. Crapps, Proctor and Sawyer is qualified in its entirety by reference to the provisions of the agreements, the form of which is attached as Exhibit 10.1 to a Form 8-K filed by the company with the SEC on August 3, 2006.

See also the discussion under “Named Executive Officer Employment Agreements” in this proxy statement.

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Director Compensation

        During the year ended December 31, 2013, outside directors received a retainer in the amount of $7,500 and fees of $1,000 for attendance at each board meeting and $400 for attendance at each committee meeting. Committee chairpersons received $8,500 as an annual retainer. The chairman of the board received a $12,500 retainer and $1,350 for each board meeting. Mr. Crapps, as an employee of the company, does not receive any board fees. He is not listed in the table below because his compensation as a named executive officer is described above in this proxy statement. The following is a summary of the compensation paid to directors for 2013.

Name	Fees Earned or Paid in Cash (1)($)	Stock Awards (2)($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Richard K. Bogan	$24,300	$5,000	—	—	—	—	$29,300
Thomas C. Brown	25,100	5,000	—	—	—	—	30,100
Chimin J. Chao	26,700	5,000	—	—	—	—	31,700
Anita B. Easter	22,100	5,000	—	—	—	—	27,100
O.A. Ethridge	24,100	5,000	—	—	—	—	29,100
George H. Fann, Jr.	25,500	5,000	—	—	—	—	30,500
W. James Kitchens, Jr.	25,500	5,000	—	—	—	—	30,500
J. Thomas Johnson(3)	21,900	5,000	—	—	—	30,000	56,900
Alexander Snipe, Jr.	23,700	5,000	—	—	—	—	28,700
Roderick M. Todd, Jr.	23,700	5,000	—	—	—	—	28,700
Loretta R. Whitehead	22,300	5,000	—	—	—	—	27,300
Mitchell M. Willoughby	30,050	5,000	—	—	—	—	35,050

(1)	The company has implemented a director deferred compensation plan whereby the director can elect to defer the annual retainer and earned monthly fees. For the amounts deferred under the plan the director receives units that can be exchanged for stock when the director retires. The amounts reflected in this column include the deferred amounts.

(2)	On February 20, 2013, each non-officer director was granted 549 shares of restricted stock as part of the overall board compensation plan. The shares were valued at $9.19 per share. The shares were fully vested on January 1, 2014. The value of restricted stock grants shown above equals the grant date fair value in accordance with FASB ASC Topic 718.

(3)	Mr. Johnson was paid $30,000 for the year ended December 31, 2013 under the terms of his supplemental executive retirement agreement, which agreement is further described below.

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The following table summarizes the fee amounts deferred for each director electing all or partial deferral.

Name	2013 Fees Deferred ($) (1)	Accumulated Share Units # (1)	Accumulated Share Units Since Inception
Richard K. Bogan	$2,628	270	12,112
Chimin J. Chao	27,063	2,958	19,175
O. A. Ethridge	219	23	1,009
George H. Fann	28	3	131
J. Thomas Johnson	1,586	163	7,311
W. James Kitchens, Jr.	109	11	504
Alexander Snipe, Jr.	27,246	2,768	17,139
Loretta R. Whitehead	186	19	859
Mitchell M. Willoughby	14,669	1,597	10,310

(1)	Amounts include dividend allocation on accumulated units.

In connection with his prior employment by the company, the company entered into a supplemental executive retirement agreement with J. Thomas Johnson. If the director dies after his benefit has commenced, the remaining benefits will be paid to the director’s beneficiaries at the same time and in the same amounts that would have been distributed to the director had he survived. Pursuant to the respective supplement executive retirement agreement, Mr. Johnson is entitled to receive $30,000 annually for seventeen years, beginning in October 2009. Mr. Johnson was paid $30,000 in 2013 under the plan.

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Security Ownership of Certain

Beneficial Owners and Management

The following table sets forth information known to the Company with respect to beneficial ownership of the Company’s common stock as of March 31, 2014 for (i) each director and nominee, (ii) each holder of 5.0% or greater of the Company’s common stock, (iii) the Company’s named executive officers, and (iv) all executive officers and directors as a group. Unless otherwise indicated, the mailing address for each beneficial owner is care of First Community Corporation, 5455 Sunset Boulevard, Lexington, South Carolina, 29072.

Name	Number of Shares Owned(1)	Right to Acquire(2)	% of Beneficial Ownership(3)
Richard K. Bogan	5,428	—	.08%
Thomas C. Brown	23,453	7,740.47%
Chimin J. Chao	36,567		.55%
Michael C. Crapps	110,163	6,290	1.76%
Anita B. Easter	23,983	—	.36%
O.A. Ethridge	23,639	4,730.43%
George H. Fann, Jr.	68,570	24,080	1.40%
W. James Kitchens, Jr.	7,089	34,400.62%
J. Thomas Johnson	32,578	—	.49%
J. Randolph Potter	15,927	—	.24%
David K. Proctor	34,057	5,430.60%
E. Leland Reynolds	21,236	—	.32%
Joseph G. Sawyer	38,935	5,000.66%
Paul S. Simon	26,545	—
Alexander Snipe, Jr.	4,970	—	.08%
Roderick M. Todd, Jr.	8,438	—	.13%
Loretta R. Whitehead	18,078		.27%
Mitchell M. Willoughby	40,827	4,300.68%
Sandler O’Neill Asset Management, LLC, et al (4)	406,200		6.14%
Manulife Asset Management (US) LLC, et al (5)	365,000		5.52%
Banc Funds Company LLC, et al (6)	449,910		6.81%
All executive officers and directors as a group (18 persons)	540,483	91,970	9.44%

(1)	Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to the company’s knowledge the persons named in the table above have sole voting and investment power with respect to all shares of common stock beneficially owned.
(2)	Includes shares that may be acquired within the next 60 days as of March 31, 2014 by exercising vested stock options but does not include any unvested stock options. On December 16, 2012, the company sold 2,500 units, with each unit consisting of an 8.75% subordinated note due in 2019, $1,000 principal amount, and a warrant to purchase 43 shares of common stock of the company at an exercise price equal to $5.90 per share, to certain accredited investors, including directors and executive officers of the company, for an aggregate purchase price of $2,500,000. The subordinated debt was subsequently redeemed by the company on November 15, 2012. Warrants for 101,480 common shares remain outstanding and are exercisable at any time and expire December 16, 2019. Warrants issued to directors and executive officers have been included in the table.

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(3)	For each individual, this percentage is determined by assuming the named person exercises all options which he or she has the right to acquire within 60 days, but that no other persons exercise any options or warrants. For the directors and executive officers as a group, this percentage is determined by assuming that each director and executive officer exercises all options which he or she has the right to acquire within 60 days, but that no other persons exercise any warrant or options. The calculations are based on 6,652,189 shares of common stock outstanding on March 31, 2014.
(4)	Based on information set forth in a Schedule 13G/A filed with the SEC on February 12, 2014 by Sandler O’Neill Asset Management LLC and certain related entities. Sandler O’Neill Asset Management beneficially owned 406,200 shares of common stock as of December 31, 2013, with shared voting power over 406,200 shares and shared dispositive power over 406,200 shares. The address of Sandler O’Neill Asset Management LLC Management LLC is 150 East 52nd Street, 30th Floor, New York, New York 10022.
(5)	Based on information set forth in a Schedule 13G filed with the SEC on February 14, 2013 by Manulife Asset Management (US) LLC and certain related entities. Manulife Asset Management (US) LLC beneficially owned 365,000 shares of common stock as of December 31, 2012, with sole voting power over 365,000 shares and sole dispositive power over 365,000 shares. The address of Manulife Asset Management (US) LLC is 101 Huntington Avenue, Boston, Massachusetts 02199.
(6)	Based on information set forth in a Schedule 13G/A filed with the SEC on February 14, 2014 by Banc Funds Company, LLC and certain related entities. Banc Funds Company, LLC beneficially owned 449,910 shares of common stock as of December 31, 2013, with sole voting power over 449,910 shares and sole dispositive power over 449,910 shares. The address of The Banc Funds Company LLC is 20 North Wacker Drive, Suite 3300, Chicago IL, 60606.

Certain Relationships and Related Transactions

The bank has had, and expects to have in the future, loans and other banking transactions in the ordinary course of business with directors (including our independent directors) and executive officers of the Company and its subsidiaries, including members of their families or corporations, partnerships or other organizations in which such officers or directors have a controlling interest. These loans are made on substantially the same terms (including interest rates and collateral) as those available at the time for comparable transactions with persons not related to the bank and did not involve more than the normal risk of collectability or present other unfavorable features.

In addition, our bank subsidiary is subject to the provisions of Section 23A of the Federal Reserve Act, which places limits on the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates. The bank is also subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibits an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.

The aggregate dollar amount of loans outstanding to directors and executive officers of the bank was approximately $10.2 million at March 31, 2014.

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Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that the company’s executive officers, directors and persons who own more than 10% of any registered class of the company’s equity securities file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% shareholders are required by regulation to furnish the company with copies of all Section 16(a) reports they file.

Based solely on review of Forms 3, 4, and 5 and any representations made to the company, the company believes that all such reports for these persons were filed in a timely fashion during 2013.

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Independent Registered Public Accountants

We have selected Elliott Davis, LLC, to serve as our independent registered public accounting firm for the year ending December 31, 2014. A representative of Elliott Davis, LLC, will be present at the annual meeting and will have the opportunity to make a statement if desired, and is expected to be available to respond to appropriate questions.

Audit Fees

	Year Ended December 31, 2013	Year Ended December 31, 2012
Audit Fees(1)	$99,500	$96,875
Audit-Related Fees(2)	67,660	89,955
Tax Fees	15,210	13,170
Other (3)	—	6,750
Total	$182,370	$206,750

(1)	Audit Fees consisted primarily of the audit of the company’s annual consolidated financial statements and for reviews of the condensed consolidated financial statements included in the company’s quarterly reports on form 10-Q.
(2)	Audit Related Fees for 2013 and 2012 consisted primarily of procedures related to offering documents, the audit of the Company’s 401 (k) plan, HUD compliance audit, and miscellaneous accounting and research discussions.
(3)	Other fees for 2012 consisted of fees related to Bank Secrecy Act compliance.

Oversight of Accountants; Approval of Accounting Fees

Under the provisions of its charter, the audit/compliance committee is responsible for the retention, compensation, and oversight of the work of the independent auditors. The committee reviews any proposed services to insure that securities laws do not prohibit them and approves the scope of all services prior to being performed. All of the accounting services and fees reflected in the table above have been reviewed and approved by the audit/compliance committee, and individuals who were not employees of the independent auditor performed none of the services.

Shareholder Proposals for the 2015 Annual Meeting of Shareholders

If shareholders wish a proposal to be included in the company’s proxy statement and form of proxy relating to the 2015 annual meeting of shareholders, they must deliver a written copy of their proposal to the principal executive offices of the company no later than December 10, 2014. To ensure prompt receipt by the company, the proposal should be sent certified mail, return receipt requested. Proposals must comply with the company’s bylaws relating to shareholder proposals in order to be included in the company’s proxy materials.

Any shareholder proposal to be made at an annual meeting, but which is not requested to be included in our proxy materials, must comply with our bylaws. Proposals must be delivered to our principal executive offices not later than 90 days in advance of the annual meeting.

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FIRST COMMUNITY CORPORATION
5455 Sunset Boulevard
Lexington, South Carolina 29072
www.firstcommunitysc.com

PROXY SOLICITED FOR ANNUAL MEETING
OF SHAREHOLDERS OF
FIRST COMMUNITY CORPORATION
To be held on May 21, 2014

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby constitutes and appoints David K. Proctor and Joseph G. Sawyer, and each of them, as his or her true and lawful agents and proxies with full power of substitution in each, to represent and vote, as indicated below, all of the shares of Common Stock of First Community Corporation that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the company to be held on May 21, 2014 at the Augusta Country Club, 655 Milledge Road, Augusta, GA 30904 at 11:00 a.m. local time, and at any adjournment, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is acknowledged. These proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows:

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “for” Proposal No. 1 to elect six Class II directors to serve on the board of directors each for three-year terms, one Class I director to serve on the board of directors for a two-year term and one Class III director to serve on the board of directors for a one-year term; “for” Proposal No. 2 to approve the compensation of our named executive officers as disclosed in the proxy statement (this is a non-binding, advisory vote); and “for” Proposal No. 3 to ratify the appointment of Elliott Davis, LLC as our independent registered public accounting firm for the year ending December 31, 2014. This proxy also delegates discretionary authority to the proxies to vote with respect to any other business which may properly come before the meeting or any adjournment or postponement thereof.

1. PROPOSAL to elect the following eight director nominees to serve on the board of directors, each to serve a term as follows.

Class II Director Nominees – Terms Expiring at the 2017 Annual Meeting of Shareholders

Thomas C. Brown	W. James Kitchens, Jr.	Roderick M. Todd, Jr.
O. A. Ethridge, DMD	Paul S. Simon	Mitchell M. Willoughby

Class I Director Nominee – Term Expiring at the 2016 Annual Meeting of Shareholders

J. Randolph Potter

Class III Director Nominee – Term Expiring at the 2015 Annual Meeting of Shareholders

E. Leland Reynolds

☐ FOR all nominees listed (except as marked to the contrary)	☐ WITHHOLD AUTHORITY to vote for all nominees	☐ AGAINST

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), write that nominee’s name(s) in the space provided below.

2. PROPOSAL to approve the compensation of our named executive officers as disclosed in this proxy statement (this is a non-binding, advisory vote).

☐ FOR	☐ AGAINST	☐ ABSTAIN

3. PROPOSAL to ratify the appointment of Elliott Davis, LLC as our independent registered public accounting firm for the year ending December 31, 2014.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4. At their discretion upon such other matters as may properly come before the meeting.

Dated:	2014

Signature of Shareholder(s)	Signature of Shareholder(s)

Print name clearly	Print name clearly

Please sign exactly as name or names appear on your stock certificate. Where more than one owner is shown on your stock certificate, each owner should sign. Persons signing in a fiduciary or representative capacity shall give full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

INSTRUCTIONS FOR VOTING YOUR PROXY

Note that if your shares are held in “street name,” you will need to obtain a proxy form from the institution that holds your shares in order to vote at our annual meeting.

We offer three alternative methods of voting this proxy:

• By Telephone (using a touch-tone telephone)

• Through the Internet (using a browser)

• By Mail (using the attached proxy card and postage-paid envelope)

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost-effective and convenient methods of voting, 24 hours a day, 7 days a week.

TELEPHONE VOTING Available until 3:00 a.m. Eastern Daylight Time on May 21, 2014

• This method of voting is available for residents of the U.S. and Canada

• On a touch-tone telephone, call TOLL FREE 1-866-411-6649, 24 hours a day, 7 days a week

• In order to vote via telephone, have the voting form in hand, call the number above and follow the instructions

• Your vote will be confirmed and cast as you directed

INTERNET VOTING    Available until 3:00 a.m. Eastern Daylight Time on May 21, 2014

• Visit the Internet voting website at https://www.rtcoproxy.com/fcco

• In order to vote online, have the voting form in hand, go to the website listed above and follow the instructions

• Your vote will be confirmed and cast as you directed

• You will only incur your usual Internet charges

VOTING BY MAIL

• Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope

• If you are voting by telephone or through the Internet, please do not return your proxy card